Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-159632; File No. 333-101996; File No. 333-83968; File No. 333-14067; and File No. 33-41295) pertaining to Furmanite Corporation of our report dated June 27, 2013 related to the financial statements and supplemental schedule of Furmanite Corporation 401(k) Savings Investment Plan, included in this annual report on Form 11-K as of and for the year ended December 31, 2012.

/s/ UHY LLP

Houston, Texas

June 27, 2013